Exhibit 23.1

ROSENBERG RICH BAKER BERMAN, P.A.	www.rrbb.com

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • Phone 908-231-1000 • Fax 908-231-6894

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2025 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Tharimmune, Inc. as of December 31, 2024 and 2023 and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Somerset, New Jersey

August 26, 2025

“RRBB” is the brand name under which Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC, and its subsidiary entities, including CFO Financial Partners LLC, provide professional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC (and its subsidiary entities) practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services to its clients, and RRBB Advisors, LLC, and its subsidiary entities provide tax and business consulting services to their clients. RRBB Advisors, LLC, and its subsidiary entities are not licensed CPA firms.